Exhibit e.5

Exhibit B

to the

Amended and Restated Distribution Agreement, As Amended

KOPP TOTAL QUALITY MANAGEMENT FUND

The Corporation hereby appoints the Distributor, and the Distributor hereby accepts such appointment, as the Corporation’s exclusive agent for the distribution of Shares of the above-named Fund, subject to the terms of the Amended and Restated Distribution Agreement, as amended, of which this Exhibit is a part.

Executed as of this 30th day of September, 2004.

The Corporation:

KOPP FUNDS, INC.

By: ______________________________

      John P. Flakne, President

The Distributor:

CENTENNIAL LAKES CAPITAL, LLC

By: ______________________________

       Kathleen S. Tillotson, Vice President